                                                             Exhibit (B)(3)
                                                             Highly Confidential


THE BEACON GROUP CAPITAL SERVICES, LLC



PROJECT PARACHUTE - Presentation To The Board Of Directors



August 11, 1998

PROJECT PARACHUTE
                                                                    Confidential
Table of Contents



       I. Executive Summary

      II. Summary Overview

     III. Summary Stock Trading Analysis

      IV. Overview of Strategic Alternatives

             A. Status Quo/Add-On Acquisitions

             B. Significant Acquisitions

             C. Leveraged Recapitalization

             D. Merger

             E. Sale of the Company

   Appendices

      A.  Analysis at Various Prices

      B.  Analysis of Comparable Companies

      C.  Analysis of Comparable Transactions

      D.  Discounted Cash Flow Analysis

      E.  Leveraged Recapitalization Analysis

      F.  Review of Merger Market





August 11, 1998                   2      THE BEACON GROUP CAPITAL SERVICES, LLC

EXECUTIVE SUMMARY                                                  Confidential

Executive Summary





/ / Based on management's recent success in substantially improving operating margins and in undertaking significant growth initiatives such as IST and the SATEC acquisition, Parachute is well positioned as the world's leading full-service materials testing company



/ / However, with modest expected growth in materials testing, a decreasing number of attractive acquisition candidates, and an illiquid stock, substantially improving the Company's market value without undertaking significant, perhaps risky strategic initiatives may prove difficult


/ / With the current economic environment and stock market potentially peaking, and the most robust mergers and acquisitions market in history, it is an opportune time for Parachute's Board and management to seriously consider a full range of strategic and financial alternatives for the Company



/ / Beacon has been asked to evaluate the Company's strategic and financial alternatives to:

          -  Maximize shareholder value

          -  Create options for shareholders to achieve liquidity


August 11, 1998                   3      THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential

Parachute Is A Leader In The Estimated $2 Billion(a) Worldwide

Materials Testing Equipment Market, Which Is Mature And Expected

To Grow Only 4% Per Annum Until 2001(b)


/ / Sales of universal testers, the industry subsegment in which Parachute specializes, are expected to drive the industry growth


/ / Given the multifaceted applications for universal testers, their sales are expected to grow through both the general demand for material testers as well as through gaining market share from other less multifunctional testing equipment


/ / Higher demand and growth is possible if the continuation of economic development in Asia and Latin America leads to increased need in these regions for material testing equipment




Notes:


(a) Source:  Parachute management

(b) Source: Frost & Sullivan. Projections are for domestic mechanical testing equipment market


August 11, 1998                    4     THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential

With Declining Growth Rates, The Domestic Market For Materials

Testing Equipment Is Expected To Grow From $560 Million In 1998 To

$612 Million By 2001


   Total Domestic Mechanical Testing Equipment Market: Revenue Forecasts ($MM)



                                  [GRAPHIC OMITTED]


                                   Revenues        % Annual Growth
                                   --------        ---------------
1991........................         440.7
1992........................         450.5               2.2%
1993........................         461.0               2.3%
1994........................         475.2               3.1%
1995........................         491.6               3.4%
1996........................         510.5               3.9%
1997........................         531.1               4.0%
1998........................         552.9               4.1%
1999........................         973.4               3.7%
2000........................         592.9               3.4%
2001........................         612.1               3.2%

Note:
Source: Frost & Sullivan


August 11, 1998                    5     THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential

The Industry's Growth Is Being Driven By Four Significant Trends


/ /     A greater emphasis by manufacturers on Total Quality Management ("TQM")

        - More manufacturers are finding that they can cut long-term production costs and substantially lower the costs associated with defending product liability claims by investing more in quality management and control processes


/ / Greater attention by end users of manufactured components to standardization (e.g., ISO standards)




/ / A shift in the materials used in manufacturing from metals to plastics and composites

        - While metals will continue to constitute a significant portion of raw material used in manufacturing, many producers are finding that they can substitute plastics and advanced composites in many applications

        - This will lead to a greater need for testing as manufacturers ascertain the feasibility of substituting plastics/composites with less well-documented strengths and characteristics for metals


/ /     A growing demand for computerized and automated testing equipment




August 11, 1998                    6     THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential

The Need To Sell Broader Lines Of Testing Equipment And Systems At Reasonable Costs Has Precluded The Entrance Of Additional Competitors Into The Market, And Has Sparked Consolidation

/ / Companies are acquiring smaller niche-oriented businesses to extend their product offerings and to attempt to capitalize on economies of scale

Announcement
    Date                 Target                 Acquiror                                 Business Description
    ----                 ------                 --------                                 --------------------
06/03/98       SATEC Systems               Instron                  Materials testing equipment focusing on metals, aerospace, and automotive industries

06/01/98       Performance Controls        MTS Systems              Manufactures high performance power amplifiers for factory automation applications

05/06/98       Nano Instruments            MTS Systems              Manufactures Nano Identer brand systems for testing surfaces and thin films

05/02/97       Dynatup (unit of GRC)       Instron                  Manufactures impact testers for the plastics industry

04/17/97       Technitrol                  AMETEK                   Manufactures line of measurement and testing devices including gauges and test stands

11/18/96       Carl Schenck                Instron                  Formed JV for structures testing business and acquired
                                                                    servohydraulic line

03/28/96       TA Instruments              Waters Corporation       Analytical instruments which measure response of materials to thermal and stress change

09/15/95       Data Measurement            Measurex Corp            Thickness measuring and detecting electronic instruments and control systems




August 11, 1998                    7     THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential


In The Context Of These Challenging Industry Dynamics, Management
Has Been Successful In Effecting A Strategy Focused On Increasing
Shareholder Value


/ / With modest industry growth prospects, management has focused on growth through acquisitions of smaller businesses which can be leveraged into the Company's distribution network


/ / Management has also been able to capitalize on economies of scale in manufacturing and product development to improve the Company's overall margins


/ / Recognizing the asset intensive nature of the business, management has focused on improving asset management, which together with improved margins, generates more cash flow for future acquisition-related growth initiatives, or alternatively, debt retirement, stock repurchases, or dividend increases




August 11, 1998                    8     THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential

Management's Execution Of This Strategy Has Been Successful In
Improving Parachute's Operating Margins And Cash Flow
($ in millions, except per share data)




                                                        Fiscal Years Ending December 31,                               1993-1997
                                ------------------------------------------------------------------------------
                                1993           1994           1995          1996           1997           1998             CAGR
                                ----           ----           ----          ----           ----           ----             ----
Net Sales                     $ 122.8        $ 136.2        $ 150.6        $ 153.1        $ 155.7        $ 161.0
     Sales Growth                  NA           10.9%          10.6%           1.7%           1.7%           3.4%           6.1%




Gross Profit                  $  53.6        $  59.1        $  62.4        $  64.5        $  64.2        $  64.2
     Gross Margin                43.6%          43.4%          41.5%          42.1%          41.2%          39.8%           4.6%




EBITDA                        $   9.1        $  13.9        $  15.9        $  17.1        $  18.9        $  22.0
     EBITDA Margin                7.4%          10.2%          10.6%          11.2%          12.1%          13.7%          20.1%




EBIT                          $   4.7        $   8.0        $   9.1        $  10.3        $  12.4        $  15.6

     EBIT Margin                  3.8%           5.9%           6.0%           6.7%           8.0%           9.7%          27.6%




Net Income                    $   2.5        $   4.5        $   5.0        $   5.7        $   7.2        $   8.7
     Net Income Margin            2.0%           3.3%           3.3%           3.7%           4.6%           5.4%          30.3%




EPS                           $  0.39        $  0.72        $  0.78        $  0.87        $  1.05        $  1.20
     EPS Growth                    NA           84.6%           8.3%          11.5%          20.7%          14.5%          28.1%




Note: 1996 results exclude a special items charge and 1998 excludes the impact of SATEC

August 11, 1998                    9     THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                  Confidential

However, Pursuing This Strategy Further Has Limitations


/ / Other than acquiring the rest of IST, there appear to be very limited acquisition-related growth opportunities available to the Company in the materials testing equipment market


/ / While the Company may be able to improve SATEC's and IST's margins over some period, it may already be reaching diminishing returns in terms of the level of improvement it can drive in its overall business

/ / Therefore, the two most significant drivers to the Company's cash flow growth, add-on acquisitions and margin improvement, may be limited in the future



August 11, 1998                    10    THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY OVERVIEW                                                   Confidential

Management's Projections For Future Growth And Margins Reflect
These Limitations
($ in millions, except per share data)


/ / The Status Quo includes the impact of the recent SATEC acquisition and the acquisition of the remaining interest in IST to put it on a pro forma basis as of the beginning of 1998


                                                     Fiscal Years Ending December 31,            1998-2002P       1993-1997
                                                     --------------------------------
                                                     1998P                  2002P                   CAGR              CAGR
                                                     -----                  -----                   ----              ----
Net Sales                                           $ 222.2               $ 266.1                   4.6%               6.1%


Gross Profit                                        $  85.5               $ 107.2                   5.8%               4.6%
    Gross Margin                                       38.5%                 40.3%


EBITDA                                              $  25.0               $  35.5                   9.2%              20.1%
    EBITDA Margin                                      11.3%                 13.3%


EBIT                                                $  17.1               $  27.5                  12.6%              27.6%
    EBIT Margin                                         7.7%                 10.3%


Net Income                                          $   8.3               $  16.7                  19.1%              30.3%
    Net Income Margin                                   3.7%                  6.3%


EPS                                                 $  1.15               $  2.19                  17.5%              28.1%


Memo:

Parachute Stand Alone EPS                           $  1.20               $  1.66                   8.5%                --


Parachute Pro Forma w/ SATEC EPS                    $  1.20               $  1.89                  12.0%                --


August 11, 1998                     11   THE BEACON GROUP CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
Until The Recent Downturn, Over The Past Year Parachute's Stock Has Performed Well Relative To Market Indices, MTS, And A Peer Group Of Instrument Companies

[GRAPHIC OMITTED]


                                      8/7/97   9/17/97  10/27/97    12/5/97
                                     -------   -------  --------    -------

Russell 2000 Index                   $100.00   $107.34   $101.08    $105.40
S&P 500                              $100.00   $ 99.23   $ 92.29    $103.52
MTS SYS CORP COM                     $100.00   $122.22   $116.67    $121.83
Parachute                            $100.00   $109.52   $100.00    $108.73
Peer Group                           $100.00   $109.47   $100.52    $108.24

                                     1/16/98   2/27/98    4/8/98    5/19/98
                                     -------   -------   -------    -------

Russell 2000 Index                   $102.56   $111.12   $114.36    $113.29
S&P 500                              $101.18   $110.42   $115.93    $116.75
MTS SYS CORP COM                     $109.13   $103.57   $ 98.81    $106.35
Parachute                            $113.10   $108.73   $118.25    $125.40
Peer Group                           $105.62   $118.06   $118.19    $126.09

                                     6/29/98    8/7/98
                                     -------   -------

Russell 2000 Index                   $109.19   $ 96.63
S&P 500                              $119.80   $112.83
MTS SYS CORP COM                     $103.17   $ 92.06
Parachute                            $117.46   $ 90.87
Peer Group                           $118.13   $104.15

Note:

Peer Group includes ALOG, DNEX, ESL, FLK, KEI, MTSC, NBSC, RHEM, TNL, TSII, VWRX

--------------------------------------------------------------------------------
August 11, 1998                        12                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
Over The Past 5 Years, Parachute Has Not Performed As Well ...

[GRAPHIC OMITTED]


                                      8/6/93   2/25/94   6/16/94     4/7/95
                                     -------   -------  --------    -------

Russell 2000 Index                   $100.00   $110.17   $108.83    $108.92
S&P 500                              $100.00   $103.88   $105.02    $112.87
MTS SYS CORP COM                     $100.00   $106.96   $ 82.61    $ 81.74
Parachute                            $100.00   $107.23   $113.25    $113.25
Peer Group                           $100.00   $105.28   $111.96    $120.94

                                    10/27/95   5/17/96   12/6/96    6/27/97
                                    --------   -------   -------    -------

Russell 2000 Index                   $123.39   $151.07   $148.92    $164.43
S&P 500                              $129.20   $149.08   $164.84    $197.76
MTS SYS CORP COM                     $ 99.13   $135.65   $140.87    $203.48
Parachute                            $115.66   $132.53   $125.30    $133.13
Peer Group                           $145.86   $186.90   $198.24    $244.36

                                     1/16/98    8/7/98
                                     -------   -------

Russell 2000 Index                   $178.56   $175.83
S&P 500                              $214.30   $249.77
MTS SYS CORP COM                     $239.13   $226.96
Parachute                            $171.69   $143.37
Peer Group                           $274.48   $281.18

Note:

Peer Group includes ALOG, DNEX, ESL, FLK, KEI, MTSC, NBSC, RHEM, TNL, TSII, VWRX

--------------------------------------------------------------------------------
August 11, 1998                        13                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
Over The Past 10 Years Parachute's Stock Has Substantially Underperformed The Market Indices, MTS, And Its Instrument Peer Group

[GRAPHIC OMITTED]


                              8/31/88     9/29/89    10/31/90    11/29/91
                              -------     -------    --------    --------
Russell 2000 Index            $100.00     $122.28     $ 81.53    $121.02
S & P 500                     $100.00     $133.51     $116.24    $143.48
MTS SYS CORP COM              $100.00     $110.81     $ 93.24    $139.87
Parachute                     $100.00     $ 86.00     $ 64.00    $ 78.00
Peer Group                    $100.00     $115.28     $ 70.32    $104.75


                              12/31/92    1/31/94    2/28/95     3/29/96
                              --------    -------    -------     -------

Russell 2000 Index            $151.65     $182.87     $176.05    $226.96
S & P 500                     $166.61     $184.86     $186.37    $246.83
MTS SYS CORP COM              $118.92     $171.62     $132.43    $202.70
Parachute                     $ 80.00     $ 96.00     $100.00    $113.00
Peer Group                    $131.05     $122.94     $134.10    $202.50

                              4/30/97     5/29/98
                              -------     -------

Russell 2000 Index            $235.35     $313.31
S & P 500                     $306.42     $417.11
MTS SYS CORP COM              $236.49     $405.41
Parachute                     $ 93.00     $160.00
Peer Group                    $247.54     $372.97

Note:

Peer Group includes ALOG, DNEX, ESL, FLK, KEI, MTSC, NBSC, RHEM, TNL, TSII,
VWRX.

--------------------------------------------------------------------------------
August 11, 1998                        14                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
Although The Company's Stock Price Has Increased Over The Past Ten Years, It Has Done So On Very Thin Volume

[GRAPHIC OMITTED]

                              Share Price    Monthly Volume in Thousands
                              -----------    ---------------------------
8/31/88                         $12.50                  33.7
9/29/89                         $10.75                  43.4
10/31/90                        $ 8.00                  69.1
11/29/91                        $ 9.75                 284.5
12/31/92                        $10.00                  85.1
1/31/94                         $12.00                  52.4
2/28/95                         $12.50                 107.1
3/29/96                         $14.13                  90.8
4/30/97                         $11.63                 145.7
5/29/98                         $20.00                 120.3

--------------------------------------------------------------------------------
August 11, 1998                        15                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
With Large Insider And Institutional Holdings, The Limited Public Float Has Been A Significant Influence On The Trading History


Float (b):                           3,648,418

Top 10 Institutions (a)             Shares Held             % Shs. Outs.            % Float (b)
-----------------------             -----------             ------------            -----------

Babson David L & Co                    936,200                   13.2%                  25.7%

Dimensional Fund Advs.                 501,700                    7.1%                  13.8%

Fleet Financial Group Inc.             336,800                    4.8%                   9.2%

Prudential Insurance Co/Amer           312,700                    4.4%                   8.6%

Kaplan J L Associates                  193,750                    2.7%                   5.3%

Value Line Inc.                        172,500                    2.4%                   4.7%

Travelers Inc.                         154,650                    2.2%                   4.2%

Barclays Bank PLC                       86,171                    1.2%                   2.4%

State Street Resr & Mgmt                73,700                    1.0%                   2.0%

Northern Trust Co/Conn                  66,000                    0.9%                   1.8%
                                     ---------                  -----                   ----
        Total:                       2,834,171                   40.1%                  77.7%


Other Institutional Holders            116,025                    1.6%                   3.2%
                                     ---------                  -----                   ----
        Total Institutions (c):      2,950,196                   41.7%                  80.9%


Insiders:

Burr and Hindman Families (d)        2,150,000                   30.4%                   --

James McConnell                        381,595                    5.4%                   --

Other Directors and Officers (e)       389,785                    5.5%                   --

401(k)  (f)                            500,000                    7.1%                   --
                                     ---------                  -----                   ----
        Total Insiders:              3,421,380                   48.4%                   --

General Public                         698,222                    9.9%                  19.1%
                                     ---------                  -----                   ----
        Total:                       7,069,798                  100.0%                 100.0%
                                     =========                  =====                  =====

(a) Source: Spectrum report data as of March 31, 1998

(b) Defined as total institutional holdings plus general public holdings

(c) Total number of institutional holders is 18

(d) Source: Management's estimate

(e) Source: Proxy Statement dated May 13, 1998

(f) Estimate based on historical data

--------------------------------------------------------------------------------
August 11, 1998                        16                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
Parachute Trades At A Discount To MTS's Trading Multiples

($ in millions)

/ / While some of this discount is attributable to MTS's size, growth, and margins, Parachute's relative lack of liquidity is also likely a significant factor

                                                            Equity Value
                                            % Of Total    As A Multiple Of:   Aggregate Value As A Multiple Of:
                          3 Year    LTM      Shs. Out.    -----------------   ---------------------------------
                LTM      Revenue   EBITDA     Traded             LTM            LTM           LTM         LTM
  Company     Revenues    CAGR     Margin     In LTM          Net Income      Revenues       EBITDA       EBIT
-----------   --------   -------   ------   ----------    -----------------   --------       ------      ------
MTS Systems    $330.1     13.9%     12.8%      64.0%            15.2 x          1.07 x        8.4 x      10.6 x
Parachute      $154.1      1.7%     12.2%      22.5%            13.2 x          0.69 x        5.6 x       8.5 x

Note: Parachute 3 year revenue CAGR impacted by sale of LMS and contribution of structures to IST
--------------------------------------------------------------------------------
August 11, 1998                        17                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
The Relatively Illiquid Nature Of Parachute's Stock Has Likely Resulted In A "Liquidity Discount" Such That Parachute's Stock Price Does Not Appropriately Reflect The Company's Market Value

                                                                    Parachute        MTS Systems
                                                                   ----------       ------------
Number Of Shareholders                                                    461             1,575

LTM Avg. Daily Trading Volume (shares)                                  6,257            48,594

Length Of Time For Total Share Outs. To Trade                       4.6 years         1.6 years

Total Number Of Shares In Float                                     3,648,418        18,083,891

Float As A % Of Shares Outstanding                                       51.6%             93.7%

Float Excl. Top 10 Institutions As A % Of Shares Outstanding             11.5%             62.8%

Market Value Of Float ($ in millions)                              $     53.4       $     293.9

Total Equity Market Value ($ in millions)                          $    103.4       $     313.6

Institutional Ownership Percentage                                       41.7%             45.8%

Number of Institutional Holders                                            18                51

Total Number Of Research Analysts Covering The Company                      0                 3

--------------------------------------------------------------------------------
August 11, 1998                        18                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

SUMMARY STOCK TRADING ANALYSIS                                      Confidential
--------------------------------------------------------------------------------
Given The Limited Movement In The Company's Stock Price Over The Past 5 Years, Most Shareholders Purchased The Stock At Or Below The Current Price

[GRAPHIC OMITTED]

Shares Traded (% of Total Volume)       Share Price Intervals
---------------------------------       ---------------------

      9.9% ............................    $ 9.00 - $10.50
     33.7% ............................    $10.50 - $12.00
     64.3% ............................    $12.00 - $13.50
     79.8% ............................    $13.50 - $15.00
     83.8% ............................    $15.00 - $16.50
     93.2% ............................    $16.50 - $18.00
     98.8% ............................    $18.00 - $19.50
    100.0% ............................    $19.50 - $21.00

                             Share Price Intervals

Current Shares Outstanding                                     7.1 MM

Total Shares Traded During Period                              7.9 MM

Weighted Average Stock Price                                  $ 13.30

--------------------------------------------------------------------------------
August 11, 1998                        19                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential
--------------------------------------------------------------------------------
Beacon Has Reviewed A Full Range Of Strategic And Financial Alternatives For Parachute

[GRAPHIC OMITTED]

                                   PARACHUTE
--------------------------------------------------------------------------------

 Status Quo   Dividend Policy          Assets                Capital Structure
                                     ----------            ---------------------
                               Add-on Acquisitions         Debt/Equity Financing
                               Significant Acquisitions    Share Repurchases
                               Divestitures                Merger
                               Spin-Offs or                Strategic Sale
                                  Split-Offs               LBO/Leveraged
                               Joint Ventures                 Recapitalization

--------------------------------------------------------------------------------
August 11, 1998                        20                  THE BEACON GROUP
                                                           CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

BEACON AND MANAGEMENT WERE ABLE TO RULE OUT CERTAIN ALTERNATIVES
IN THE CONTEXT OF PARACHUTE'S OBJECTIVES


         Alternative                          Primary Rationale For Elimination
         -----------                          ---------------------------------

         Divestitures                    -    Parachute's non-core businesses
                                              are very small and their
                                              divestiture would be unlikely to
                                              have significant impact on the
                                              Company's market value


                                         -    Servohydraulical appears to be the
                                              only underperforming core business
                                              and it has strategic value under
                                              the Company's current plan, but
                                              may be a divestiture candidate in
                                              the context of other transactions
                                              (i.e. leveraged recapitalization)


         Spin-Off/Split-Off              -    None of the Company's non-core
                                              businesses are large enough to be
                                              stand-alone public companies

         Joint Ventures                  -    Besides IST, opportunities for
                                              significant joint ventures in the
                                              industry are limited

         Share Repurchases               -    While a share repurchase program
                                              could be earnings accretive and
                                              improve return on equity, it would
                                              exacerbate Parachute's stock's
                                              illiquidity and could hurt the
                                              Company's ability to pool future
                                              acquisitions

         Debt/Equity Financings

                                         -    Without a compelling use of
                                              proceeds, it would not be prudent
                                              to undertake equity financing at
                                              the Company's current stock price
                                              or debt financings of size



August 11, 1998              21           THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

FOR DISCUSSION PURPOSES ONLY, BEACON ANALYZED THE POTENTIAL FOR EACH OF THE REMAINING ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE


                                                           PRELIMINARY ESTIMATE
  STRATEGIC ALTERNATIVE                                OF PRESENT VALUE OF EQUITY PER SHARE
  ---------------------                                ------------------------------------
Status Quo (Acquire IST)                                       $21.50 - $24.50

Significant Acquisition (Acquire IST/Zygo)                     $20.50 - $27.50

Leveraged Recapitalization (Divest IST/Servo)                      $26.00


Merger With MTS (Divest IST/Servo) (a)                         $39.00 - $41.00

Sale Of The Company (Acquire IST)                              $26.00 - $32.00


Note:


(a) Assumes MTS purchases Parachute for $29 per share in stock. Most of the significant incremental value created is based on the achievement of an estimated $25 million in annual synergies.

August 11, 1998         22                THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

STATUS QUO / ADD-ON ACQUISITIONS

[ ] While maintaining the status quo does not address issues with respect to the shareholders' liquidity objectives and does not take advantage of extremely attractive merger market conditions, the Company has recently been successful in executing and can continue to execute its stated corporate strategy for a period of time

[ ] Parachute can continue to focus on add-on acquisitions where it can leverage its market position to reduce costs and increase efficiency

[ ] Parachute can also complete its acquisition of IST and focus on growth and improving profitability in the structures business

[ ] Parachute can also invest resources to expand further into certain international growth markets

[ ] However, with modest expected overall market growth and a decreasing number of attractive add-on acquisitions, maintaining the status quo is unlikely to maximize shareholder value over the long term





August 11, 1998          23             THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

BEACON'S DCF ANALYSIS OF MANAGEMENT'S STATUS QUO PROJECTIONS DO
NOT SUGGEST THE POTENTIAL FOR SIGNIFICANT VALUE CREATION
($ in millions, except per share data)

[ ] The Status Quo projections include the impact of the recent SATEC acquisition and the acquisition of the remaining interest in IST, but exclude the impact of any future acquisitions

[ ] Assumes exit multiples of 6.0x to 7.0x, a slight premium to Parachute's recent trading multiples

  Exit Multiple -- 2003 EBITDA                       6.0 x                                          7.0 x
  ----------------------------         ------------------------------                  ------------------------------
  Discount Rate                        10.0%        11.0%        12.0%                 10.0%        11.0%        12.0%
                                       ------------------------------                  ------------------------------



  Present Value of Cash Flows         $45.5        $44.4        $43.2                 $45.5          $44.4      $43.2




  Present Value of Terminal Value     137.3        131.2        125.5                 160.2          153.1      146.4
                                      -------------------------------                 -------------------------------



       Implied Aggregate Value         $183         $176         $169                  $206           $197        $190
                                       ==============================                  ===============================

  Less: Net Debt                      (23.9)       (23.9)       (23.9)                (23.9)         (23.9)      (23.9)

  Implied Equity Value                 $159         $152         $145                  $182           $174        $166
                                       ==============================                  ===============================

  EQUITY VALUE PER SHARE             $22.48       $21.46       $20.48                $25.72         $24.55      $23.44


August 11, 1998             24           THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

SIGNIFICANT ACQUISITIONS


[ ] The Board and management could choose to pursue a strategy of seeking out one or more sizable acquisitions in the Company's current or related markets that would enable Parachute to:


     - Diversify its revenue mix (into new, but related product areas and geographic markets)

     - Leverage and strengthen its distribution network with broader product offerings

     - Provide opportunities to leverage its product development and manufacturing capabilities

     -    Increase revenue and cash flow growth

     -    Improve visibility with the investment community

[ ] However, undertaking significant acquisitions entails meaningful execution, financial, and operating risk and may require substantial additional management resources

August 11, 1998          25             THE BEACON GROUP CAPITAL SERVICES,   LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential
ZYGO CORPORATION (ZIGO)

($ in millions, except per share data)

                                       BUSINESS DESCRIPTION



Zygo Corporation, through its divisions and wholly owned subsidiaries, Middlefield, Technical Instrument Company (TIC), and NexStar Automation, Inc. (NexStar) designs, develops, manufactures and markets high performance non-contact electro-optical measuring instruments and systems, automation systems, and components. The Middlefield division also manufactures optical components to precise tolerances both for sale and for use as key elements in its own products. Utilizing proprietary laser and white light optical technology combined with advanced software and electronics, Zygo's precision non-contact measuring instruments and systems enable manufacturers in a variety of high technology industries to increase operating efficiencies and production yields by identifying and collecting quantitative data on product defects, both during and after the manufacturing process.


                    PUBLIC MARKET VALUATION
Current Price       $11.13      Market Value           $135

52-Week High        $40.00      Net Debt               ($21)

52-Week Low          $8.50      Enterprise Value       $114

1998CY EPS           $0.43      1998E P/E              25.9x

1999CY EPS           $1.06      1999P P/E              10.5x

                               FINANCIAL SUMMARY

                     Fiscal Year Ending 6/30
                     -----------------------
                    1995     1996     1997       CAGR            LTM
                    ----     ----     ----       ----            ---
Revenue              $32      $57      $87       64.5%         $104
EBITDA                 5       12       23      114.5%           24
 % of Sales         15.6%    21.2%    26.4%                    23.1%
EBIT                   4       10       20      123.6%           21
 % of Sales        12.5%     17.5%    22.9%                    20.2%
E.P.S.             $0.32    $0.71    $1.14       88.7%        $1.22

August 11, 1998              26       THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential


FOR DISCUSSION PURPOSES ONLY, BEACON ANALYZED THE POTENTIAL FOR
VALUE CREATION IN AN ACQUISITION OF ZYGO

($ in millions, except per share data)



[ ] This analysis employs research analysts' forecasts for Zygo, which contemplate a recovery in calendar year 1999 from an expected decline in operating performance in calendar year 1998



[ ] Zygo's stock price has declined significantly from a 52-week high of $40 per share to a current price of $11.125 per share and Beacon has therefore estimated that a cash purchase price of at least $22.00 per share, or $238 million net of Zygo's cash, would be required to effect an acquisition of Zygo


  Exit Multiple -- 2003 EBITDA                         6.5 x                                              7.5 x
                                         ------------------------------                      ------------------------------
  Discount Rate                          12.5%         13.0%       13.5%                     12.5%        13.0%        13.5%
                                         ------------------------------                      ------------------------------

  Present Value of Cash Flows           $97.7         $96.4       $95.2                     $97.7        $96.4        $95.2


  Present Value of Terminal Value       320.1         313.1       306.3                     369.4        361.3        353.4
                                         ------------------------------                      ------------------------------

       Implied Aggregate Value           $418          $410        $401                      $467         $458         $449
                                        ===============================                      ==============================

  Less: Net Debt                       (263.8)       (263.8)     (263.8)                   (263.8)      (263.8)      (263.8)


  Implied Equity Value                   $154          $146        $138                      $203         $194         $185
                                        ===============================                      ==============================

  EQUITY VALUE PER SHARE               $21.79        $20.61      $19.47                    $28.76       $27.43       $26.13



August 11, 1998               27        THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

LEVERAGED RECAPITALIZATION


[ ] Effectively a sale of the Company to an outside investor group, but the current public shareholders would retain at least a 10% fully-diluted interest in the Company post-transaction

[ ] This structure has effectively replaced LBO's with most public company transactions (and many others) because it insures recapitalization accounting whereby goodwill is avoided at the Company level, which is considered beneficial for future public market exit alternatives

[ ] Investor group seeks to aggressively maximize cash flow and use the right combination of debt and equity in the financing of the transaction to maximize the value of the equity

[ ] Significant Company ownership by senior management (and sometimes a broader group of employees) typically is an important part of the transaction structure in order to align the incentives of the new owners and management

[ ] New investor group typically will desire voting control of the Company and will be active at the board level in setting strategy and monitoring operations

[ ] New investor group typically anticipates exit in approximately three to five years

          -  Subsequent recapitalization

          -  Sale of the Company

          -  Public offering


August 11, 1998          28             THE BEACON GROUP CAPITAL SERVICES,   LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

CONSIDERATIONS REGARDING A LEVERAGED RECAPITALIZATION

[ ] May yield higher long-term value to shareholders who maintain a continuing interest than a sale if Company meets or exceeds current projections


[ ] Allows shareholders to diversify a large percentage or all of their holdings in the Company

[ ]  Very high level of confidentiality can be maintained pre-announcement


[ ]  Opportunity to preserve Company culture and style

[ ] While the Company's strong market position and stable cash flow should prove attractive to a financial partner, the Company's modest growth prospects and economic sensitivity may be concerns


[ ] Management will have more significant stock ownership, creating powerful incentives to maximize value

[ ] Any financial partner will seek assurances regarding the commitment and depth of the management team


[ ]  Any continuing investment in pro forma Company is riskier due to leverage

[ ] Highly leveraged capital structure of pro forma Company may require operating and/or strategic skills unfamiliar to the Company

[ ] Beacon's preliminary analysis, based on management's projections and certain market-based financing assumptions, suggests that a leveraged recapitalization, while attractive, may not achieve the highest valuation for Parachute's shareholders

August 11, 1998    29                THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

LEVERAGED RECAPITALIZATION ANALYSIS
($ in millions)



[ ] At a price of $26.00 per share, an equity investor could achieve a target five-year median IRR of 25% to 30% in a leveraged recapitalization of Parachute

[ ] The analysis assumes that current shareholders retain 10% of the fully-diluted ownership of the Company post-transaction, subject to dilution from management options

[ ] The analysis employs management's status quo financial projections, assuming the divestiture of the Company's interest in IST for $4.0 million and the divestiture of the servohydraulical business for approximately its book value

[ ] Terminal values were obtained using a range of EBITDA multiples of 8.0x - 10.0x

Use of Funds
------------
Purchase                  $178
Refinance Debt              21
Fees & Expenses              7
                          ----
   Total Uses             $206
                          ====


Five-Year IRR
-------------
Equity Investor          27.9%

Senior Debt Repaid
------------------
Year 5                   50.8%

SOURCES OF FUNDS            AMOUNT        INTEREST       %OWNERSHIP
----------------            ------        --------       ----------
Cash on Hand                   $11           5.0%             --
Revolver                        21           6.5%             --
Term Loan                       35           8.8%             --
Senior Notes                    35           9.8%             --
Subordinated Debt               47          10.5%             --
Investor Equity                 56            --            81.0%
                              ----
  Total Sources               $206
                              ====

Coverage Ratios             PF1998
---------------             ------
EBITDA / Net Interest          2.1x
Total Debt / EBITDA            5.2


August 11, 1998           30             THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

MERGER


                                   Merged              Merger
              Parachute  - - - >   Entity   < - - -    Partner
                     (owned roughly 50/50 by the
                      two Shareholder Groups)

[ ] Pursue a merger (i.e., combination with a partner of similar entity value) that could immediately provide Parachute with further revenue diversification and increased critical mass

     -    Create a company with multiple complementary core business lines

     - Leverage the combined resources by streamlining distribution channels, product development efforts, and manufacturing facilities

[ ]  Seek to create immediate revenue and cost-saving synergies

     -    Cross-selling opportunities through the combined distribution network

     -    Increase customer penetration through coordinated marketing

     -    Reduction in overhead

     -    Improve capacity utilization


August 11, 1998        31                THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

CONSIDERATIONS REGARDING A MERGER





[ ] Potential to realize significant value for Parachute shareholders through participation in synergy created by merging the two companies

[ ] Combined entity should provide more liquid market for common stockholders

[ ] Should give management the chance to operate a larger entity with potentially greater opportunities

[ ] With Parachute's niche market orientation, it may be difficult to identify many attractive merger partners of similar entity value with truly complementary businesses

[ ] A number of Parachute employees may lose their jobs in a streamlining effort

[ ] In a merger, it is often hard to maintain parity among the two management teams and these "social" issues create a high degree of risk


[ ] Projected merger synergies are often difficult to realize in practice and Parachute stockholders will likely have to bear that risk for some time before the full benefits of a merger are reflected in the stock price

August 11, 1998           32              THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential
MTS Systems Corporation
($ in millions, except per share data)



                              Business Description

MTS Systems is the world's leading manufacturer of testing and simulation systems that determine the mechanical behavior of materials, products, and structures. MTS systems are used by automobile, construction, aerospace, petroleum, and other companies to test products and analyze results. For its measurement and automation business segment, MTS produces servomotors, controllers, and amplifiers used in factory automation and sensors for fluid levels. More than half of MTS' sales are from overseas, with Europe and the Far East each accounting for about one-fourth of sales.

                     PUBLIC MARKET VALUATION
                     -----------------------
Current Price       $16.25      Market Value            $314

52-Week High        $19.00      Net Debt                 $40

52-Week Low         $14.50      Enterprise Value        $354

1998CY EPS           $1.14      1998E P/E              14.3x

1999CY EPS           $1.29      1999P P/E              12.6x


                   FINANCIAL SUMMARY (a)
                   ---------------------
                  FISCAL YEAR ENDING 9/30
                  -----------------------
                  1995     1996     1997    CAGR         LTM
                  ----     ----     ----    ----         ---
Revenue           $234     $261     $303     13.9%          $330
EBITDA              24       31       39     28.2%           42
 % of Sales       10.3%    11.8%     13.0%                 12.8%
EBIT                17       23       31     35.7%           33
 % of Sales        7.2%     8.8%     10.2%                 10.1%
E.P.S.           $0.58    $0.74     $0.96    28.7%        $1.07


Notes:
(a) As reported for fiscal years ending September 30

August 11, 1998                  33       THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

FOR DISCUSSION PURPOSES ONLY, BEACON ANALYZED THE POTENTIAL FOR
VALUE CREATION IN A MERGER WITH MTS

($ in millions, except per share data)

[ ] The analysis assumes Parachute's shareholders receive $29.00 per share in MTS stock, reflecting a control premium, and share in the benefits of potential annual synergies which management preliminarily estimates could be $25 million

[ ] In order to mitigate antitrust concerns, Parachute's interest in IST and its servohydraulical business are assumed to be divested

[ ] Beacon has increased the discount rate in its analysis to reflect uncertainties with respect to the timing and achievement of the synergies in such a transaction. Nonetheless, it should be noted that the synergies still represent most of the incremental value created

       Exit Multiple -- 2003 EBITDA                                7.5 x                                      8.0 x
                                                      -----------------------------            ----------------------------------
       Discount Rate                                  13.5%         14.0%      14.5%             13.5%         14.0%         14.5%
                                                      -----------------------------            ----------------------------------
       Present Value of Cash Flows                  $173.3        $171.0     $168.8            $173.3        $171.0         $168.8

       Present Value of Terminal Value               599.3         586.3      573.6             639.3         625.4          611.8
                                                      -----------------------------            ----------------------------------
           Implied Aggregate Value                    $773          $757       $742              $813           $796          $781
                                                      =============================            ===================================
       Less: Net Debt                                (63.6)        (63.6)     (63.6)            (63.6)         (63.6)        (63.6)

       Implied Equity Value                           $709          $694       $679              $749           $733          $717
                                                      =============================            ===================================

       % of Equity Value to Parachute Holders       $280.3        $274.3     $268.3            $296.1         $289.7        $283.5

       EQUITY VALUE PER SHARE                       $39.65        $38.79     $37.96            $41.88         $40.98         $40.09

August 11, 1998         34               THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

SALE OF THE COMPANY

[ ]  All of the Company's equity or assets are sold





[ ] Consideration received could be cash and/or securities issued by the buyer




[ ] Sale process can be designed to fit anywhere along a continuum of confidentiality

     -    Controlled process with a highly selective group of buyers


     -    Bilateral negotiation with a single buyer





[ ] Process should be designed to balance objectives


     -    Maximization of value


     -    Confidentiality


     -    Minimum disruption to Company


     -    Preservation of key factors responsible for past success of Company




August 11, 1998        35                THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

CONSIDERATIONS REGARDING A SALE OF THE COMPANY

[ ] Sale for cash delivers 100% diversification of current Company value to all shareholders

[ ] A controlled sale process is often the best way to maximize current proceeds

[ ] Sale for stock may be structured to defer substantial capital gains tax at the time of the transaction

[ ]  Merger with appropriate buyer could enhance Company's strategic position

[ ] Risk of competitive damage from dissemination of private information about Company's business during the sale process

[ ]  Process can be disruptive to Company's on-going business

[ ]  Execution uncertain as to value received



August 11, 1998          36               THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential

PRELIMINARY SUMMARY VALUATION
($ in millions, except per share data)

                                                        PRELIMINARY
                                                     VALUATION RANGES
                                      ---------------------------------------------------
                                             TOTAL          TOTAL          EQUITY VALUE
                                          ENTERPRISE       EQUITY           PER SHARE
   VALUATION BENCHMARK                VALUE RANGE(a)  VALUE RANGE(a)        RANGE(b)
   -------------------                --------------  --------------        --------
   Comparable Public Company           $213 - $238     $189 - $214         $26.63 -$30.15
   Analysis

   Comparable Transaction Analysis     $225 - $250     $201 - $226         $28.32 -$31.85

   Discounted Cash Flow Analysis        $219 - $263    $195 - $239         $27.64 -$33.83

   Leveraged Recapitalization Analysis      $209          $185                 $26.00
                                        -----------    -----------         --------------

   Preliminary Beacon Estimate          $209 - $251    $185 - $227         $26.00 -$32.00
                                        -----------    -----------         --------------

Notes:


(a) Assumes $23.9 million of net debt, including IST's debt and debt related to the SATEC acquisition.

(b) Assumes 7.1 million diluted shares outstanding based on treasury method of accounting for options.

August 11, 1998            37             THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                  Confidential
--------------------------------------------------------------------------------
FOR DISCUSSION PURPOSES ONLY, BEACON ANALYZED THE POTENTIAL FOR EACH OF THE REMAINING ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE


                                                            PRELIMINARY ESTIMATE
                                                            OF PRESENT VALUE OF
STRATEGIC ALTERNATIVE                                       EQUITY PER SHARE
---------------------------------------------               --------------------
Status Quo (Acquire IST)                                      $21.50 - $24.50
Significant Acquisition (Acquire IST/Zygo)                    $20.50 - $27.50
Leveraged Recapitalization (Divest IST/Servo)                     $26.00
Merger With MTS (Divest IST/Servo)(a)                         $39.00 - $41.00
Sale Of The Company (Acquire IST)                             $26.00 - $32.00

Note:
-----
(a) Assumes MTS purchases Parachute for $29 per share in stock. Most of the significant incremental value created is based on the achievement of an estimated $25 million in annual synergies.

--------------------------------------------------------------------------------
August 11, 1998            38             THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

For Discussion Purposes, Beacon Developed A Preliminary List of Potential Strategic Partners



/ / Beacon started with a very broad list of potential strategic partners which included a wide range of instrument and related companies


/ / From this broader list, Beacon selected a group of companies as representative of the types of companies Beacon would recommend approaching in a targeted sale process



/ / This list should be refined in conjunction with Parachute, based on the following criteria:

          -  Strategic fit and likely level of interest


          -  Financial capability and size


          - Attractiveness of the prospective partner's stock as potential currency if a tax-free transaction is desired


          -  Senior management and culture





August 11, 1998                    39    THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

Preliminary List Of Potential Strategic Partners
($ in millions)




   Name                        Market Cap.       Net Sales    Comments
   ----                        -----------       ---------    --------
Altana AG (Germany)              $2,754           $1,486      Manufacturer of pharmaceuticals and chemicals. Owns Byk-Gardner, a manufacturer of impact material test equipment

AMETEK, Inc.                       $854             $971      Manufacturer of electrical and electro-mechanical products and materials, engineered for niche markets. Offers line of
                                                              servohydraulical materials testers through Mansfield & Green subsidiary. Announced agreement to buy Test & Measurement products business of Technitrol

Asea Brown Boveri, Ltd.           Private          $31,265    Joint venture between Asea AB (Sweden) and BBC Brown
    (Switzerland/Sweden)                                      Boveri Ltd. (Switzerland), both of which are publicly held. Operates in seven business segments, including Industrial and Building Systems,
                                                              Power Generation, Power Transmission and Distribution, Transportation,
                                                              Financial Services, and Other

AVL (Austria)                     Private             $135    Primarily a manufacturer of engine turbine components, but has diversified operations and presently offers line of materials testing equipment

Bodycote International             $1,615             $336    Operates in four industry segments:  heat treatment and
    PLC (England)                                             brazing, hot isostatic processing, materials testing services, and anti-corrosion coatings.  Through its MTS
                                                              International, Ltd. subsidiary offers materials testing
                                                              services, primarily in Europe




August 11, 1998                    40    THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

($ in millions)


         Name                  Market Cap.      Net Sales    Comments
         ----                 -----------       ---------    --------
Bowthorpe PLC (U.K.)             $1,384           $883       Designer and manufacturer of specialized electronic and electrical products used in the construction, environmental, automotive, computer and telecommunications industries. Products include rheology instruments, recording systems, cooling/thermal devices, avionic instruments and specialized components. Has historically been very acquisitive

Brown & Sharpe                   $144           $322          Manufactures metrology products and systems ranging from
  Manufacturing Company                                      hand tools for simple measuring tasks to complex integrated systems of hardware and software. Historical origins of company is as a machine tool manufacturer, but recently
                                                             repositioned to focus on metrology.  Three management units:
                                                             Measuring Systems Group, Precision Measuring
                                                             Instruments Division, and Custom Metrology Division. Rejected
                                                             takeover offer from Thermo Electron for $15.50 in May 1998

Carl Schenck AG                  $113           $589         Formed joint venture with  Parachute.  Although it sold its
  (Germany)                                                  materials test division to Parachute as part of the transaction, its current relationship with Parachute could lead to
                                                             other strategic alliances such as a merger

Danaher Corp.                  $4,614         $2,238         Manufactures tools and components and process/environmental controls.
                                                             Products include hand tools, drill chucks, wheel service equipment, motion, temperature, pressure, level, flow and power reliability and control devices. Has recently been actively acquiring in the testing industry


August 11, 1998               41    THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

($ in millions)




      Name                     Market Cap.     Net Sales    Comments
      ----                     -----------     ---------    --------
Emerson Electric Co.            $27,448        $13,175      Operates in two business units: commercial and industrial components and systems, and appliance and construction-related components. Owns
                                                            Buehler and Krautkramer Branson, two manufacturers of materials testing equipment. Recently acquired Computational Systems Inc. and signed an agreement to buy Westinghouse's process-control unit

Fairey Group PLC (U.K.)            $461           $521      Manufactures advanced electronic controls, and in-line process instrumentation and filtration systems.  Fairey's
                                                            electronics companies provide sensors, gauges, controls and instrumentation.  Target industries include food processing, fiber optics, industrial processing, transportation, energy, telecommunications, electronics, medical/pharmaceutical,
                                                            construction, and packaging

Fisher Scientific                  $518         $2,210      Analytical instrumentation company primarily involved in the
International, Inc.                                         distribution and manufacturing of laboratory equipment and supplies, including diagnostic test supplies, glassware, laboratory instruments and equipment, microscopes, spectrophotometers and other related products. Recently undertook a leveraged recapitalization

General Signal Corporation       $1,702         $1,685      Manufacturer of equipment for the Process Controls, Electrical
                                                            Controls, and Industrial Technology Industries. Relationship with a top provider of electrical instrumentation equipment could help Parachute gain market share


August 11, 1998                    42     THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

($ in millions)

           Name             Market Cap.    Net Sales       Comments
           ----             -----------    ---------       --------
Mitsutoyo Corporation          Private         $385         Manufactures and sells precision machinery, including
(Japan)                                                     materials test equipment.  Competes through Mitsutoyo and
                                                            MTI brand equipment.  May be seeking to expand presence
                                                            internationally

Moog, Inc.                       $287          $518         Manufacturer of high performance electrohydraulic control
                                                            systems for industrial, aerospace and government
                                                            applications.  Offers component products to end users who
                                                            design their own material test equipment, may consider a
                                                            downstream strategic partnership with Parachute

MTS Systems, Inc.                $277          $330         Provider of engineering services, equipment and software for application in research, product development, quality
                                                            control and production.  Operates in two business units:
                                                            Mechanical Testing and Simulation, and Factory
                                                            Automation.  Direct competitor of Parachute

Oxford Instruments PLC           $222          $286         Divided into two principal operating units: superconductivity products
(U.K.)                                                      and analytical instrumentation. Analytical instrumentation unit offers microanalysis, nuclear measurement, industrial analysis, x-ray technology, medical systems and plasma technology products


August 11, 1998                    43    THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

($ in millions)

        Name                 Market Cap.    Net Sales     Comments
        ----                 -----------    ---------     --------
Parker Hannifin                $3,753        $4,633        Manufacturer of motion control products, including fluid
  Corporation                                              power systems, electromechanical controls, and related
                                                           components.  Offers component products to end users who
                                                           design their own material test equipment, may consider a
                                                           downstream strategic partnership with Parachute

Perkin Elmer Corporation       $2,950        $1,479        Develops, manufactures and sells analytical instrumentation for determining composition and molecular structure of chemical substances, and other instruments such as spectrophotometers, thermal analyzers, flame photometers and related products


Rockwell Corporation           $7,774        $7,665        Diversified company involved in research, development, and manufacturing in four business areas: electronics, aerospace, automotive, and graphic systems. Electronics division includes industrial automation equipment and systems. Partnership would bring
                                                           Parachute Rockwell's industrial customer base and benefits associated with relationship with worldwide industrial manufacturer

Shimadzu Corp. (Japan)           $864        $1,116        Manufacturer of scientific and process equipment, medical
                                                           systems and equipment, and aircraft equipment and industrial machinery. Offers materials testing equipment and services to the Japanese/Asian market and worldwide

Staveley Industries PLC          $203          $470        International engineering group operating in three primary
     (U.K.)                                                business areas: measurement technologies, mechanical and
                                                           electrical building services, and salt products. During
                                                           financial restructuring, sold its Weight-Tronix measuring
                                                           equipment unit to management.



August 11, 1998                    44    THE BEACON GROUP CAPITAL SERVICES, LLC

OVERVIEW OF STRATEGIC ALTERNATIVES                                 Confidential

($ in millions)


              Name               Market Cap.      Net Sales          Comments
              ----               -----------      ---------          --------
Thermo Instrument                $2,451           $1,671              Developer, manufacturer and marketer of analytical,
Systems Inc.                                                          environmental monitoring, and process control instruments
                                                                      used to detect and measure air pollution, nuclear
                                                                      radioactivity, complex chemical compounds, toxic metals and other elements. May be interested in expanding instrumentation product line into materials testing equipment

Varian Associates                $1,088           $1,463              Developer, manufacturer and marketer of products and services for health care, scientific and industrial research, and
                                                                      environmental monitoring. Principal business segments are:
                                                                      health care systems, analytical instruments, and semiconductor production equipment

Waters Corporation               $1,763             $545              Developer, manufacturer and distributor of liquid
                                                                      chromatography instruments, chromatography columns, sample injectors, data management software and related equipment. In
                                                                      1996 acquired TA Instruments, a manufacturer of analytical instruments which measure the response of materials to thermal and stress changes




August 11, 1998                    45    THE BEACON GROUP CAPITAL SERVICES, LLC

PRELIMINARY VALUATION MATERIALS                                    Confidential

Analysis At Various Prices (a)
($ in millions, except per share data)




Price per Share                   $ 14.63       $ 25.00        $ 26.00        $ 27.00

Premium to Market                      --          70.9%          77.8%          84.6%

Shares Outstanding                    7.1           7.1            7.1            7.1

Equity Value                      $ 103.4       $ 176.7        $ 183.8        $ 190.9
   Net Debt                          23.9          23.9           23.9           23.9
                                  -------       -------        -------        -------
Aggregate Value                   $ 127.3       $ 200.6        $ 207.7        $ 214.8


Price per Share                $ 28.00        $ 29.00        $ 30.00        $ 31.00        $ 32.00

Premium to Market                 91.5%          98.3%         105.1%         112.0%         118.8%

Shares Outstanding                 7.1            7.1            7.1            7.1            7.1

Equity Value                   $ 198.0        $ 205.0        $ 212.1        $ 219.2        $ 226.2
   Net Debt                       23.9           23.9           23.9           23.9           23.9
                               -------        -------        -------        -------        -------
Aggregate Value                $ 221.9        $ 228.9        $ 236.0        $ 243.1        $ 250.1



                   Operating
                   Statistic                                   Multiples of Aggregate Value
                   ---------                                   ----------------------------
1998E Revenues       $222.2       0.57 x    0.90 x     0.93 x     0.97 x     1.00 x     1.03 x     1.06 x     1.09 x     1.13 x

1998E EBITDA           25.0          5.1       8.0        8.3        8.6        8.9        9.2        9.4        9.7       10.0

1999E EBITDA           27.3          4.7       7.4        7.6        7.9        8.1        8.4        8.7        8.9        9.2

1998E EBIT             17.1          7.5      11.8       12.2       12.6       13.0       13.4       13.8       14.2       14.7



                                                                  Multiples of Equity Value
                                                                  -------------------------
1998E Net Income   $ 8.3       12.5 x      21.4 x      22.2 x      23.1 x      23.9 x      24.8 x      25.7 x      26.5 x    27.4 x

1999E Net Income    10.2        10.2        17.4        18.1        18.8        19.5        20.1        20.8        21.5       22.2

Book Value          77.4        1.34        2.28        2.37        2.47        2.56        2.65        2.74        2.83       2.92


Notes:
(a) Includes impact of the acquisition of SATEC and 100% of IST.


August 11, 1998                    46    THE BEACON GROUP CAPITAL SERVICES, LLC

PRELIMINARY VALUATION MATERIALS                                    Confidential
Analysis Of Comparable Companies
($ in millions, except per share data)



                                                                                                                 Price
                                                          Share Price                                       As a Multiple of:
                                                                                                      ----------------------------
                                                  LTM         as of       Equity      Aggregate       LTM      1998E CY   1999E CY
Company                               Ticker     Ended       8/7/98      Value (a)    Value (b)       EPS       EPS (c)    EPS (c)
-------                               ------     -----       ------      ---------    ---------       ---       -------    -------
Modern Controls, Inc. (*) (h)          MOCO     6/30/98       $5.75        $37.1        $31.7         13.5 x       NA        NA
MTS Systems Corporation (*) (g)        MTSC     6/30/98      $16.25       $313.6       $353.3         15.2        14.3       12.6

                                           Equity
                                          Value As a                     Aggregate Value
                                         Multiple of:                   As a Multiple of:
                                         --------------     ----------------------------------------------
                                            Tangible         LTM           LTM      LTM      Tangible Net       EBITDA
Company                                  Book Value (d)     Sales        EBITDA     EBIT     Cap. Emp. (e)      Margin
-------                                  --------------     -----        ------     ----     -------------      ------
Modern Controls, Inc. (*) (h)                2.41 x         1.97 x         7.5 x     8.0 x         3.17 x        26.4%
MTS Systems Corporation (*) (g)              2.31           1.07           8.4      10.6           2.01          12.8%

                                                                                                                 Price
                                                                                                            As a Multiple of:
                                                          Share Price                                 ----------------------------
                                                  LTM         as of       Equity      Aggregate       LTM      1998E CY   1999E CY
Memo:                                            Ended       8/7/98      Value (a)    Value (b)       EPS       EPS (c)    EPS (c)
                                                 -----       ------      ---------    ---------       ---       -------    -------
Parachute (*) (f)                               6/30/98      $14.63       $103.4       $106.1        13.2 x       NA         NA

                                           Equity
                                          Value As a                     Aggregate Value
                                         Multiple of:                   As a Multiple of:
                                         --------------     ----------------------------------------------
                                            Tangible         LTM           LTM      LTM      Tangible Net       EBITDA
Memo:                                    Book Value (d)     Sales        EBITDA     EBIT     Cap. Emp. (e)      Margin
                                         --------------     -----        ------     ----     -------------      ------
Parachute (*) (f)                            1.42 x        0.69 x        5.6 x     8.5 x        1.44 x          12.2%



 Notes:


 (*) Excludes extraordinary gains/charges.


 (a) Equity Value = Number of Shares Outstanding (calculated using the treasury method and including assumed conversion of convertible preferred stock) x Price per Share

 (b) Aggregate Value = Equity Value plus Net Debt, where Net Debt equals Debt, Preferred Stock, and Minority Interest, less Cash

 (c) Source: Dain Rauscher Wessels estimates

 (d) Tangible Book Value = Book Value minus Intangibles

 (e) Tangible Net Capital Employed = Tangible Book Value plus Net Debt

 (f) LTM EBIT and EBITDA are calculated using the LTM Revenues taken from the press release and holding margins constant. Balance Sheet information is from the 3/31/98 10-Q.

 (g) Most recent figures from press release dated 7/28/98

 (h) Most recent figures from press release dated 7/17/98 except Cash which is taken from latest 10Q



August 11, 1998                    47    THE BEACON GROUP CAPITAL SERVICES, LLC

PRELIMINARY VALUATION MATERIALS                                    Confidential

Descriptions Of Comparable Companies



Modern Controls, Inc.


                              Business Description



Modern Controls designs, manufactures, and markets precision measurement and control instruments and systems. The company's Permeation Products division makes instruments that measure the rate at which oxygen, carbon dioxide, and water vapor permeate packages and packaging materials. These instruments are used by manufacturers of paper, plastics and coatings, and users of such packaging materials in the food and beverage, pharmaceutical, and chemical industries. Modern Controls's Weighing Products division makes tablet weighing and sorting devices and automatic balances. They are used to detect deviations in the weight of pharmaceutical capsules and to reject capsules outside an acceptable range.




MTS Systems Corporation


                              Business Description



MTS Systems is the world's leading manufacturer of testing and simulation systems that determine the mechanical behavior of materials, products, and structures. MTS systems are used by automobile, construction, aerospace, petroleum, and other companies to test products and analyze results. For its measurement and automation business segment, MTS produces servomotors, controllers, and amplifiers used in factory automation and sensors for fluid levels. More than half of MTS' sales are from overseas, with Europe and the Far East each accounting for about one-fourth of sales.




August 11, 1998                    48   THE BEACON GROUP CAPITAL SERVICES, LLC

PRELIMINARY VALUATION MATERIALS                                    Confidential

Analysis Of Comparable Transactions
($ in millions)




                                                                                                            Equity Consideration
                                                                                  Consideration               As a Multiple of:
                                                                               --------------------      -------------------------
Announcement    Target/Aquiror                                                                               LTM
    Date        (Target Business Description)                                  Equity     Aggregate      Net Income    Book Value
    ----        -----------------------------                                  ------     ---------      ----------    ----------
8/9/88         Buehler International Inc./Investor Group                        $63.4        $56.5         16.3 x        1.22 x
               (Manufacturer of equipment for material
               analysis and material testing) (a)

5/1/89         Laboratory Data Control (Milton Roy)/Thermo
               Instrument Systems, Inc.                                         $22.0        $22.0         30.3 (*)      1.68
               (Liquid chromotography instruments) (b)

12/1/91        Hamilton Division (Hamilton Industries)/
               Fischer Scientific                                               $90.0        $85.0         10.0          2.97
               (Laboratory systems for scientific research centers)

1/15/93        Spectra-Physics Analytical, Inc./Thermo
               Instrument Systems, Inc.                                         $69.0        $68.0         13.5          4.55
               (Liquid chromotography and capillary
               electrophoresis equipment) (c)

3/16/94        EnviroTech Measurements & Controls Companies/Thermo
               Instrument                                                       $87.3        $86.9          NM           0.99
               (Process control, process measurement, and
               laboratory analytical products)

2/7/95         EPRO/Credence Systems Corporation                                $32.6        $30.6         13.0          8.43 (*)
               (Automatic test equipment used in memory
               integrated circuit industry)

3/2/95         Scientific Instruments Division of Fisons plc/Thermo
               Instrument Systems                                              L122.6       L145.6          NM           1.65
               (Analytical instruments for industrial and
               research applications)

4/10/95        Explorations Products Group of Western
               Geophysical (Litton)/Input/Output                               $121.3       $121.0          NM           2.03
               (Seismic land and marine exploration products)

9/6/95         Megatest Corporation/Teradyne, Inc.                             $215.4       $216.4          NM           3.22
               (Automatic test equipment used in integrated
               circuit industry)

9/15/95        Data Measurement Corp./Measurex Corp.                            $29.8        $32.9         21.0          2.52
               (Thickness measuring and detecting electronic
               instruments and  control systems)

3/28/96        TA Instruments, Inc./Waters Corporation                          $84.0       $117.5         30.0 (*)       NM
               (Analytical instruments which measure response
               of materials to thermal and stress changes)

5/16/96        Gatan International, Inc./Roper Industries Inc.                  $33.7        $49.4          NM            NM
               (Instruments and software used to extend performance
               of electron microscopes)

8/29/97        Gems Sensors (IMO Industries)/Danaher Corp.                      $85.0        $88.3         16.9           NM
               (Level, flow, and pressure measuring and
               controlling devices)

12/29/97       Computational Systems Inc./Emerson Electric Inc.                $150.3       $151.3         36.6 (*)      4.33
               (Measuring devices and advanced predictive
               maintenance products)

5/29/98        Digital Instruments/Veeco Instruments Inc.                      $162.3       $175.1         11.8         13.5 (*)
               (High resolution instruments that image and measure
               surface topography)




                                                                                              Aggregate Consideration
                                                                                                  As a Multiple of:
                                                                                -------------------------------------------------
Announcement    Target/Aquiror                                                   LTM          LTM           LTM          Net Book
    Date        (Target Business Description)                                   Sales        EBITDA         EBIT          Capital
    ----        -----------------------------                                   -----        ------         ----          -------
8/9/88         Buehler International Inc./Investor Group                        0.75 x        7.2 x         9.8 x           1.46 x
               (Manufacturer of equipment for material
               analysis and material testing) (a)

5/1/89         Laboratory Data Control (Milton Roy)/Thermo
               Instrument Systems, Inc.                                         0.92         11.7 (*)      18.2 (*)         1.68
               (Liquid chromotography instruments) (b)

12/1/91        Hamilton Division (Hamilton Industries)/
               Fischer Scientific                                               0.83          7.7           9.8             3.36
               (Laboratory systems for scientific research centers)

1/15/93        Spectra-Physics Analytical, Inc./Thermo
               Instrument Systems, Inc.                                         1.00          7.7           9.5             4.79
               (Liquid chromotography and capillary
               electrophoresis equipment) (c)

3/16/94        EnviroTech Measurements & Controls Companies/Thermo
               Instrument                                                       0.68           NM            NM             1.43
               (Process control, process measurement, and
               laboratory analytical products)

2/7/95         EPRO/Credence Systems Corporation                                2.17          7.5           7.6            16.05 (*)
               (Automatic test equipment used in memory
               integrated circuit industry)

3/2/95         Scientific Instruments Division of Fisons plc/Thermo
               Instrument Systems                                               0.64         42.8 (*)        NM             1.50
               (Analytical instruments for industrial and
               research applications)

4/10/95        Explorations Products Group of Western
               Geophysical (Litton)/Input/Output                                1.07           NM            NM             2.12
               (Seismic land and marine exploration products)

9/6/95         Megatest Corporation/Teradyne, Inc.                              2.39           NM            NM             3.19
               (Automatic test equipment used in integrated
               circuit industry)

9/15/95        Data Measurement Corp./Measurex Corp.                            1.18          12.3         14.5             2.28
               (Thickness measuring and detecting electronic
               instruments and  control systems)

3/28/96        TA Instruments, Inc./Waters Corporation                          2.48          10.1         14.4             7.0 (*)
               (Analytical instruments which measure response
               of materials to thermal and stress changes)

5/16/96        Gatan International, Inc./Roper Industries Inc.                  1.94           9.0         39.3 (*)         3.35
               (Instruments and software used to extend performance
               of electron microscopes)

8/29/97        Gems Sensors (IMO Industries)/Danaher Corp.                      1.12           NA          14.3               NM
               (Level, flow, and pressure measuring and
               controlling devices)

12/29/97       Computational Systems Inc./Emerson Electric Inc.                 2.43           16.6 (*)    24.3 (*)          4.24
               (Measuring devices and advanced predictive
               maintenance products)

5/29/98        Digital Instruments/Veeco Instruments Inc.                       3.41           11.7            12.1          7.1 (*)
               (High resolution instruments that image and measure
               surface topography)



                Equity Consideration                      Aggregate Consideration
                 As a multiple of:                           As a multiple of:
              ------------------------      ------------------------------------------------------
                 LTM                            LTM         LTM           LTM            Net Book
              Net Income    Book Value         Sales       EBITDA         EBIT           Capital
Statistics    ----------    ----------      ----------   ----------    ----------       ----------
Mean:            14.6 x        2.52 x          1.53 x       9.1 x        11.5 x           2.67 x

Median:          13.5          2.27            1.12         8.3          11.0             2.28

High:            21.0          4.55            3.41        12.3          14.5             4.79

Low:             10.0          0.99            0.64         7.2           7.6             1.43


 Notes:

 (*) Multiples excluded from calculation of the mean, median, high, and low.

 (a) Buehler was 76% acquired by an investor group. Transaction analyzed as if entire Company had been acquired for $12.50 per share

 (b) Net income estimated by taxing operating income at 40%

 (c) Does not include royalty income as operating income or operating revenues




August 11, 1998                    49    THE BEACON GROUP CAPITAL SERVICES, LLC

PRELIMINARY VALUATION MATERIALS                                    CONFIDENTIAL
--------------------------------------------------------------------------------
DISCOUNTED CASH FLOW ANALYSIS
($ in millions, except per share data)


[ ] The analysis employs management's status quo financial projections, including the acquisition of SATEC and the remaining 49% of IST

[ ] The analysis also assumes discount rates of 10% to 12% and year five EBITDA terminal multiples of 8.0x to 10.0x

Exit Multiple -- 2003 EBITDA                            8.0 x                                              10.0 x
----------------------------          ------------------------------------------          -----------------------------------------
Discount Rate                            10.0%           11.0%           12.0%               10.0%           11.0%           12.0%
                                      -------         -------         -------             -------         -------         -------
Present Value of Cash Flows           $  45.5         $  44.4         $  43.2             $  45.5         $  44.4         $  43.2

Present Value of Terminal Value         183.1           175.0           167.3               228.8           218.7           209.1
                                      -------         -------         -------             -------         -------         -------
     Implied Aggregate Value          $   229         $   219         $   211             $   274         $   263         $   252
                                      =======         =======         =======             =======         =======         =======
Less: Net Debt                          (23.9)          (23.9)          (23.9)              (23.9)          (23.9)          (23.9)

Implied Equity Value                  $   205         $   195         $   187             $   250         $   239         $   228
                                      =======         =======         =======             =======         =======         =======
EQUITY VALUE PER SHARE                $ 28.95         $ 27.64         $ 26.40             $ 35.43         $ 33.83         $ 32.31

AUGUST 11, 1998                        50                      THE BEACON GROUP
                                                          CAPITAL SERVICES, LLC

PRELIMINARY VALUATION MATERIALS                                    CONFIDENTIAL
--------------------------------------------------------------------------------
LEVERAGED RECAPITALIZATION ANALYSIS
($ in millions)

[ ] At a price of $26.00 per share, an equity investor could achieve a target five-year median IRR of 25% to 30% in a leveraged recapitalization of Parachute

[ ] The analysis assumes that current shareholders retain 10% of the fully-diluted ownership of the Company post-transaction, subject to dilution from management options

[ ] The analysis employs management's status quo financial projections, assuming the divestiture of the Company's interest in IST for $4.0 million and the divestiture of the servohydraulical business for approximately its book value

[ ] Terminal values were obtained using a range of EBITDA multiples of 8.0x - 10.0x

Use of Funds
------------
Purchase                 $178
Refinance Debt             21
Fees & Expenses             7
                         ----
   Total Uses            $206
                         ====

Five-Year IRR
Equity Investor          27.9%

Senior Debt Repaid
Year 5                   50.8%


SOURCES OF FUNDS            AMOUNT        INTEREST      %OWNERSHIP
----------------            ------        --------      ----------
Cash on Hand                $ 11            5.0%             --
Revolver                      21            6.5%             --
Term Loan                     35            8.8%             --
Senior Notes                  35            9.8%             --
Subordinated Debt             47           10.5%             --
Investor Equity               56             --            81.0%
                            ----
  Total Sources             $206
                            ====


Coverage Ratios             PF1998
---------------             ------
EBITDA / Net Interest        2.1x
Total Debt / EBITDA          5.2


AUGUST 11, 1998                        51                      THE BEACON GROUP
                                                          CAPITAL SERVICES, LLC

REVIEW OF MERGER MARKET                                            CONFIDENTIAL
--------------------------------------------------------------------------------
OBSERVATIONS REGARDING THE MERGER MARKET

[ ] In the first half of 1998, the total value of announced U.S. mergers and acquisitions was $772.5 billion, nearly three times the $285.1 billion in the first half of 1997 and breaking the all-time record for a full year, set in 1997

[ ] Significant recent merger activity has been generated by a confluence of market and economic events:

            -     Stock market at all time high

            -     Availability of acquisition financing

            -     Economic and business confidence

            -     Strong corporate earnings growth

            - Financial buyers have raised record amounts of institutional capital

            - Strategic buyers are seeking critical mass and geographical market expansion

            - European corporations are experiencing recovering earnings and are once again becoming aggressive acquirors

AUGUST 11, 1998                        52                      THE BEACON GROUP
                                                          CAPITAL SERVICES, LLC

REVIEW OF MERGER MARKET                                            CONFIDENTIAL
--------------------------------------------------------------------------------
OBSERVATIONS REGARDING THE MERGER MARKET (CONTINUED)

                HISTORICAL REVIEW OF M&A TRANSACTIONS COMPLETED

                                    [GRAPHIC OMITTED]

                                                  Value of Deals
                    Number of Deals                ($ billion)
                    ---------------               --------------
1987 ..................  2,302 .....................  $163.7
1988 ..................  2,258 .....................  $246.9
1989 ..................  2,366 .....................  $221.1
1990 ..................  2,074 .....................  $108.2
1991 ..................  1,877 .....................  $ 71.2
1992 ..................  2,574 .....................  $ 96.7
1993 ..................  2,663 .....................  $176.4
1994 ..................  2,997 .....................  $226.7
1995 ..................  3,510 .....................  $356.0
1996 ..................  5,848 .....................  $495.0
1997 ..................  7,800 .....................  $694.7

Source: Mergerstat
AUGUST 11, 1998                        53                      THE BEACON GROUP
                                                          CAPITAL SERVICES, LLC

REVIEW OF MERGER MARKET                                             CONFIDENTIAL
--------------------------------------------------------------------------------
OBSERVATIONS REGARDING THE MERGER MARKET (CONTINUED)

[ ] While transaction multiples have increased somewhat over the past ten years, the differential between these multiples and the S&P 500 trading multiples (the premium) has narrowed. In addition, a meaningful differential exists between public and private market transaction multiples


                   HISTORICAL REVIEW OF P/E MULTIPLES OFFERED

                                    [GRAPHIC OMITTED]

                Public                 Private                Average
             Companies(a)  S&P 500   Companies(a)  P/E Offered in Transactions
             ------------  -------   ------------  ---------------------------
1988 .......... 18.3x ..... 12.4x .....  12.8x .............  21.6x
1989 .......... 18.4x ..... 13.3x .....  12.7x .............  20.9x
1990 .......... 17.1x ..... 15.2x .....  13.2x .............  20.1x
1991 .......... 15.9x ..... 18.6x .....   8.5x .............  20.0x
1992 .......... 18.1x ..... 24.2x .....  17.6x .............  22.7x
1993 .......... 19.7x ..... 23.4x .....  22.0x .............  24.4x
1994 .......... 19.8x ..... 19.9x .....  22.0x .............  24.5x
1995 .......... 19.4x ..... 16.6x .....  15.5x .............  23.8x
1996 .......... 21.7x ..... 19.2x .....  17.7x .............  26.2x
1997 .......... 25.0x ..... 22.4x .....  17.0x .............  27.4x


NOTES:

Source: Mergerstat Review 1998

(a) Represents median P/E multiple offered

AUGUST 11, 1998                        54                      THE BEACON GROUP
                                                          CAPITAL SERVICES, LLC